                                                                   EXHIBIT 10.11

February 10, 2000



Mr. Marvin Tseu
SiteSmith, Inc., A California Corporation
3283 Scott Boulevard
Santa Clara, CA  95054

Re:      Lease

Dear Marvin:

Per Paragraph 3 of the Lease, this letter will serve to define the term of the Lease starting February 1, 2000 and ending approximately sixty (60) months thereafter on December 31, 2005.

The following is additional information regarding your lease.

BASIC LEASE CONFIRMATION

COMMENCEMENT DATE:             February 1, 2000

EXPIRATION DATE:               December 31, 2005

RENT SHALL BE AS FOLLOWS:


                       BASE RENT (3283/3281)      OPERATING EXPENSES        TOTAL RENT
                       ---------------------      -------------------       ----------
                                                   (1/1/00-12/31/00)
2/1/00 - 12/31/00      $55,600.00 per month       $5,843.00 per month       $61,443.00 per month
1/1/01 - 12/31/01      $65,120.00 per month       *pls. see below
1/1/02 - 12/31/02      $67,725.00 per month       *pls. see below
1/1/03 - 12/31/03      $70,434.00 per month       *pls. see below
1/1/04 - 12/31/04      $73,251.00 per month       *pls. see below
1/1/05 - 12/31/05      $76,181.00 per month       *pls. see below


* IN ADDITION TO THE BASE RENT ABOVE, TENANT SHALL ALSO PAY TENANT'S PROPORTIONATE SHARE ESTIMATE OPERATING EXPENSES AS SET FORTH IN PARAGRAPH 29 OF THE LEASE AGREEMENT. OPERATING EXPENSES THROUGH DECEMBER 31, 2000 ARE ESTIMATED TO BE $5,843.00 PER MONTH ($1,859.00 PER MONTH FOR 3283 SCOTT AND $3,984.00 PER MONTH FOR 3281 SCOTT). OPERATING EXPENSES ARE ESTIMATED A YEAR IN ADVANCE AND COLLECTED ON A MONTHLY BASIS. ANY ADJUSTMENTS NECESSARY (UP OR DOWN) WILL BE MADE AT THE END OF THE OPERATING YEAR.

Please be informed that you will not be invoiced for rent. Please notify your accounting department that rent is due and payable on or before the first of each month. Please reference your Lease Id # (SITE---01) on all checks sent to Spieker Properties. All checks should be made payable to SPIEKER PROPERTIES and mailed to the following address:

                  Spieker Properties
                  P.O. Box 45587 (Dept. 10001)
                  San Francisco, CA  94145-0587

It is truly a pleasure having you as a Tenant at the Project and we wish you every success at your new location.

Should you have any questions or require any additional information, please feel free to call me at (408) 727-5600.

Sincerely,

/s/ Connie Walker

Connie Walker
Project Director

                            FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "FIRST AMENDMENT") is made this 7th day of January 2000 between Spieker Properties, L.P., a California limited partnership (the "LANDLORD"), and SiteSmith, Inc., a California corporation, (the "TENANT").

WHEREAS, Landlord and Tenant entered into a Lease dated September 15, 1999, (the "LEASE"), for those certain premises located at 3283 Scott Blvd, Santa Clara, California (the "PREMISES"), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1) PREMISES: Effective February 1, 2000, the Premises shall be expanded to include the adjacent portion of the building located at 3281/3283 Scott Blvd, Santa Clara, California. Said expansion area shall consist of the existing premises of approximately 11,200 square feet and the expansion premises of approximately 24,000 square feet. Total Premises shall be approximately 35,200 square feet of area. The Premises are approximately as shown outlined on the attached Exhibit A.

2)   TENANT'S PROPORTIONATE SHARE OF BUILDING:  73.33%

3) EXTENSION OF TERM AND SCHEDULED TERM EXPIRATION: The term of this Lease shall be extended by an additional period of fourteen (14) months. The Scheduled Term Expiration shall be December 31, 2005.

4)   RENT:  Total Base Rent for the new expanded Premises shall be as follows:

     February 1, 2000 through December 31, 2000        $55,600.00 per month
     January 1, 2001 through December 31, 2001         $65,120.00 per month
     January 1, 2002 through December 31, 2002         $67,725.00 per month
     January 1, 2003 through December 31, 2003         $70,434.00 per month
     January 1, 2004 through December 31, 2004         $73,251.00 per month
     January 1, 2005 through December 31, 2005         $76,181.00 per month

5) TENANT IMPROVEMENTS: Landlord agrees to contribute a one-time tenant improvement allowance in the amount of One Hundred Fifty Thousand Dollars ($150,000.00). Terms and conditions relating to the construction of improvements and the disbursement of the tenant improvement allowance shall be as defined in the attached Improvement Agreement (Exhibit B).

6) SECURITY DEPOSIT: The existing cash security deposit in the sum of Fifty Eight Thousand Eight Hundred Dollars ($58,800.00) shall be increased to a total cash security deposit of One Hundred Forty Seven Thousand Six Hundred Dollars ($147,600). In addition, Tenant shall deliver an irrevocable letter of credit in the amount of Three Hundred Ten Thousand Eight Hundred Dollars ($310,800) (the "LOC AMOUNT"). Total security deposit, including the LOC Amount, shall be Four Hundred Fifty Eight Thousand Four Hundred Dollars ($458,400).

7)   LETTER OF CREDIT:

     A. In addition to the aforementioned cash security deposit, Tenant shall, upon execution of this Lease Amendment, deliver to Landlord and cause to be in effect during the Lease Term an unconditional, irrevocable letter of credit ("LOC") in the amount of Three Hundred Ten Thousand Eight Hundred Dollars ($310,800), for an initial term extending 30 days beyond the expiration date of this Lease. The LOC shall be in a form acceptable to Landlord and shall be issued by an LOC bank selected by Tenant and acceptable to Landlord. The text of the LOC shall expressly state that the LOC shall survive the termination of this Lease. An LOC bank is a bank that accepts deposits, maintains accounts and has a local office that will negotiate a letter of credit and the deposits of which are insured by the FDIC.

          Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project, the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC and/or the LOC Security Deposit (as defined below) to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the LOC and/or the LOC Security Deposit.

     B. REPLACEMENT OF LETTER OF CREDIT. Tenant may, from time to time, replace any existing LOC with a new LOC if the new LOC (a) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (b) is in the required LOC amount; (c) is issued by an LOC bank acceptable to Landlord; and (d) otherwise complies with the requirements of this Paragraph 7 of this First Amendment.

     C. LANDLORD'S RIGHT TO DRAW ON LETTER OF CREDIT. Landlord shall hold the LOC as security for the performance of Tenant's obligations under this Lease. If, after notice and failure to cure within any applicable period provided in this Lease, Tenant defaults on any provision of this Lease, Landlord may, without prejudice to any other remedy it has, draw on that portion of the LOC necessary to (i) pay Rent or other sum in default; (ii) pay or reimburse Landlord for any amount that Landlord may spend or become obligated to spend in exercising Landlord's rights under Paragraph 7 (Improvements, Alterations, Repairs and Maintenance); and/or

          (iii) compensate Landlord for any expense, loss, or damage that Landlord may suffer because of Tenant's default. If Tenant fails to renew or replace the LOC at least thirty (30) days before its expiration, Landlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

     D. LOC SECURITY DEPOSIT. Any amount of the LOC that is drawn on by Landlord but not applied by Landlord shall be held by Landlord as a security deposit (the "LOC SECURITY DEPOSIT") in accordance with Paragraph 5 of the Lease.

     E. RESTORATION OF LETTER OF CREDIT AND LOC SECURITY DEPOSIT. If Landlord draws on any portion of the LOC and/or applies all or any portion of such draw, Tenant shall, within five (5) business days after demand by Landlord, either (i) deposit cash with Landlord in an amount that, when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC Amount required under Paragraph 5 of the this First Amendment; or (ii) reinstate the LOC to the full LOC Amount.

     F.   REDUCTION OF LETTER OF CREDIT.

          The LOC Amount may be reduced if each of the following conditions is satisfied to Landlord's satisfaction: (i) Tenant is not and has not been in material default under the terms of this Lease beyond any applicable cure period, (ii) Tenant provides to Landlord ten (10) days prior written notice of any such reduction; (iii) the LOC provides that the issuing bank shall notify Landlord in writing at least five
          (5) business days prior to any such reduction, and (iv) each of the conditions precedent described in clauses A. through E., inclusive, is satisfied to Landlord's satisfaction.

          At any time after December 31, 2002, the LOC Amount may be reduced to an amount equal to One Hundred Fifty Five Thousand Four Hundred Dollars ($155,400) if the following conditions precedent are satisfied to Landlord's satisfaction: (i) Tenant has a tangible net worth in excess of Fifteen Million Dollars ($15,000,000), which amount shall be determined by Landlord to its satisfaction prior to any reduction in the LOC Amount, and in connection with such determination, "Tangible net worth" shall be determined by Landlord in its sole discretion and shall mean assets less intangible assets and total liabilities, with intangible assets including nonmaterial benefits such as goodwill, patents, copyrights, and trademarks. Tenant shall deliver to Landlord for review Tenant's financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm acceptable to Landlord, and any other financial information requested by Landlord ("TENANT'S FINANCIAL INFORMATION"); and (ii) Tenant's Financial Information reflects two
          (2) consecutive calendar quarters of profitability, as determined by Landlord, during the time period immediately preceding Tenant's request for reduction in the LOC Amount.

8) CONTINGENCY: This First Amendment, in its entirety, shall be contingent upon the full termination of the existing Lease Agreement between Spieker Properties, L.P. and DPSS Lasers, Inc. for the premises located at 3281 Scott Blvd., Santa Clara, CA.

     Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

LANDLORD:                                        TENANT:
SPIEKER PROPERTIES, L.P.,                        SITESMITH, INC.
A CALIFORNIA LIMITED PARTNERSHIP                 A CALIFORNIA CORPORATION

By:  Spieker Properties, Inc.
     a Maryland corporation
     its General Partner

By:  /S/ JOSEPH D. RUSSELL, JR.                  By: /S/ MARVIN TSEU
     ------------------------------------------      ---------------------------
     Joseph D. Russell, Jr.                          Marvin Tseu

Its: PRESIDENT, SILICON VALLEY                   Its: CHIEF EXECUTIVE OFFICER
     ------------------------------------------       --------------------------

Date:1/31/00                                          Date:    1/14/00
     ------------------------------------------       --------------------------

                                   EXHIBIT "A"

                              [DIAGRAM OF PROPERTY]

                                    EXHIBIT B

                           LEASE IMPROVEMENT AGREEMENT

                                 SITESMITH, INC.

         This Lease Improvement Agreement ("IMPROVEMENT AGREEMENT") sets forth the terms and conditions relating to construction of the initial tenant improvements described in the Plans to be prepared and approved as provided below (the "TENANT IMPROVEMENTS") in the Premises. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease (the "LEASE") to which this Improvement Agreement is attached and forms a part.

         1.   PLANS AND SPECIFICATIONS.

              1.1 Tenant shall retain the services of API DESIGN (the "SPACE PLANNER") to prepare a detailed space plan (the "SPACE PLAN") mutually satisfactory to Landlord and Tenant for the construction of the Tenant Improvements in the Premises. Tenant shall submit the Space Plan and any proposed revisions thereto to Landlord for Landlord's approval.

              1.2 Based on the approved Space Plan, Tenant shall cause the Space Planner to prepare detailed plans, specifications and working drawings mutually satisfactory to Landlord and Tenant for the construction of the Tenant Improvements (the "PLANS"). Landlord and Tenant shall diligently pursue the preparation of the Plans. Tenant shall submit the Plans and any proposed revisions thereto, including the estimated cost of the Tenant Improvements. All necessary revisions to the Space Plan and the Plans shall be made within two (2) business days after Landlord's response thereto. This procedure shall be repeated until Landlord ultimately approves the Space Plan and Plans.

              1.3 Tenant shall be responsible for ensuring that the Plans are compatible with the design, construction and equipment of the Building, comply with applicable Regulations and the Standards (defined below), and contain all such information as may be required to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, light fixtures and related power, and electrical and telephone switches, B.T.U. calculations, electrical requirements and special receptacle requirements. The Plans shall also include mechanical, electrical, plumbing, structural and engineering drawings mutually satisfactory to Landlord and Tenant which shall be prepared by API DESIGN. Notwithstanding Landlord's preparation, review and approval of the Space Plan and the Plans and any revisions thereto, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Space Plan or Plans or any revisions thereto, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulations of any improvements described therein or constructed in accordance therewith. Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, the Tenant Improvements.

              1.4 Landlord's criteria for approvals shall be based on reasonable criteria established from time to time by Landlord, but Landlord will be deemed to have acted reasonably if Landlord's disapproval is predicated upon
(i) effect on the structural integrity of the Building, (ii) possible damage to the Building's mechanical, electrical, plumbing and HVAC systems, (iii) non-compliance with applicable laws, codes and regulations, (iv) incompatibility with the base building plans, (v) failure to use materials required by Schedule 2 pertaining to Standards, and (vi) effect on the exterior of the Building or any of the Building's common areas. Landlord shall not be deemed to have approved the Space Plan, the Plans, or any proposed revisions thereto, unless approved by Landlord in writing. Landlord shall approve or disapprove any Space Plan, Plans or proposed revisions thereto submitted to Landlord for Landlord's approval within three (3) business days after Landlord's receipt thereof. If Landlord has not approved in writing any Space Plan, or proposed revisions thereto submitted to Landlord within five (5) business days after Landlord's receipt thereof, Landlord shall be deemed to have disapproved the same.

         2.   TENANT IMPROVEMENT COST.

              2.1 The cost of the Tenant Improvements shall be paid for by Tenant, including, without limitation, the cost of: Standards; space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; taxes; off-site improvements; remediation and preparation of the Premises for construction of the Tenant Improvements; taxes; filing and recording fees; premiums for insurance and bonds; attorneys' fees; financing costs; and all other costs expended or to be expended in the construction of the Tenant Improvements.

              2.2 Provided Tenant is not in default under the Lease, including this Improvement Agreement, Landlord shall contribute a one-time tenant improvement allowance IN THE AMOUNT OF ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) ("TENANT IMPROVEMENT ALLOWANCE") toward the cost of the initial Tenant Improvements. Provided Tenant is not then in default under the Lease, including this Improvement Agreement, Landlord shall disburse the Tenant Improvement Allowance to Tenant upon THE RECEIPT OF APPROPRIATE BILLS AND SUPPORTING DOCUMENTATION FOR THE WORK ORDERED BY TENANT OR ITS CONTRACTOR OR ANY SUBCONTRACTOR.

              2.3 Tenant shall be responsible for obtaining all governmental approvals to the full extent necessary for the construction and installation of the Tenant Improvements and for Tenant's occupancy of the Premises, in compliance with all applicable Regulations. Tenant shall employ DSP CONSTRUCTION as the contractor or such other contractor or contractors as shall be approved by Landlord in writing to construct the Tenant Improvements in conformance with the approved Space Plan and Plans. The construction contracts between Tenant and the approved contractor shall be subject to Landlord's prior reasonable approval and shall provide for progress payments. The contractor(s) shall be duly licensed and Landlord's approval of the contractor(s) shall be conditioned, among other things, upon the contractor's reputation for quality of work, timeliness of performance, integrity and Landlord's prior experience with such contractor.

              2.4 Landlord shall not be liable for any direct or indirect damages suffered by Tenant as a result of delays in construction beyond Landlord's reasonable control, including, but not limited to, delays due to strikes or unavailability of materials or labor, or delays caused by Tenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Landlord or Tenant).

              2.5 All work to be performed on the Premises by Tenant or Tenant's contractor or agents shall be subject to the following conditions:

                   (a) Such work shall proceed upon Landlord's written approval of Tenant's contractor, and public liability and property damage insurance carried by Tenant's contractor.

                   (b) All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in a good and workmanlike and first-class manner, and in accordance with all applicable Regulations and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises pursuant to the Lease. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with all applicable Regulations. Tenant shall be responsible for ensuring that construction and installation of the Tenant Improvements will not affect the structural integrity of the Building.

                   (c) If required by Landlord or any lender of Landlord, all work by Tenant or Tenant's contractor shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed.

                   (d) Landlord or Landlord's agents shall have the right to inspect the construction of the Tenant Improvements by Tenant during the progress thereof. If Landlord shall give notice of faulty construction or any other deviation from the approved Space Plan or Plans, Tenant shall cause its contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any right of Landlord to require good and workmanlike construction and improvements erected in accordance with the approved Space Plan or Plans.

                   (e) Tenant's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the approved Space Plan or Plans; (ii) Tenant's and its contractor shall submit schedules of all work relating to the Tenant Improvements to Landlord for Landlord's approval within two (2) business days following the selection of the contractor and the approval of the Plans. Landlord shall within five (5) business days after receipt thereof inform Tenant of any changes which are necessary and Tenant's contractor shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord with respect to the use of freight, loading dock, and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Improvement Agreement, including, without limitation, the construction of the Tenant Improvements.

                   (f) Tenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Tenant or its contractors or by reason of any delays caused by such work, or by reason of inadequate clean-up.

                   (g) Tenant hereby indemnifies and holds Landlord harmless with respect to any and all costs, losses, damages, injuries and liabilities relating in any way to any act or omission of Tenant or Tenant's contractor or agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant Improvements and any breach of Tenant's obligations under this Improvement Agreement, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements. Such indemnity by Tenant, as set forth above, shall also apply with respect to any and all costs, losses, damages, injuries, and liabilities related in any way to Landlord's performance or any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

                   (h) Tenant's contractor and the subcontractors utilized by Tenant's contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's contractor and the subcontractors utilized by Tenant's contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one
(1) year after the later to occur of (i) completion of the work performed by such contractor of subcontractors and (ii) the Term Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such rights of direct enforcement.

         3. INSURANCE REQUIREMENTS. All of Tenant's contractors shall carry workers' compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Exhibit D to the Lease.